Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Announces Second-Quarter Net Income of $3.6 Million, an Increase of 50% from Previous Quarter

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SAN ANTONIO–February 17, 2022–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors from gold mining to cryptocurrencies, today is pleased to report financial results for the fiscal quarter ended December 31, 2021.

For the three-month period, total operating revenues were $6.6 million, a slight increase from the previous quarter and an increase of approximately 39% year-over-year (YOY). Net income for the quarter was $3.6 million, or $0.24 per share, an increase of 50% quarter-over-quarter. Average assets under management (AUM) for the three-month period ended December 31, 2021, were $4.1 billion, up slightly from the previous quarter and up 40% YOY. Operating margin for the quarter was 45%, in line with that in the previous quarter.

Demand for JETS Remains Strong, with More Than 300 Million Shares Traded in December 2021

The U.S. Global Jets ETF (JETS) remained the Company’s single largest fund, nearly two years after the onset of the pandemic in early 2020 attracted scores of deep-value investors. As of December 31, 2021, total AUM in the smart-beta 2.0 airlines ETF stood at $3.2 billion, an increase of approximately 11% from the same day a year earlier.

Despite the emergence of the Omicron variant, which contributed to thousands of flight cancellations in the fourth quarter of 2021, investors were eager to get exposure to commercial airlines, as evidenced by elevated trading volume. A greater number of JETS shares were traded in December 2021 than in any other month since the ETF’s debut in April 2015, with 332.7 million shares trading hands. More than 33.5 million JETS shares were traded on December 6, 2021, the most in a single session by a good margin.

“I believe the market sees an end to the most restrictive travel mandates and border closures sooner rather than later, and that now may be an opportune time to get exposure to commercial airlines,” says Frank Holmes, CEO and Chief Investment Officer. “Here in the New Year, a number of welcome developments have occurred that give me optimism for 2022, including Australia’s announcement that it would open its borders to vaccinated tourists starting in February. In addition, TUI, the world’s largest travel and tourism company, says that bookings for summer 2022 are approaching pre-pandemic levels. The Germany-based company owns six airlines that, when combined, would be the seventh largest aviation network in Europe.”

Rising Rates Could Be Constructive for GOAU in a Negative-Yielding Ecosystem

The Company continues to raise awareness and communicate the benefits of owning the U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU), which could be well positioned to outperform as the Federal Reserve has signaled its intention to begin raising interest rates in 2022.

“It may seem counterintuitive, as gold does not generate any income, but the yellow metal has performed well in rising-rate environments. If you look at the past four Fed tightening cycles, between February 1994 and December 2015, gold underperformed in the months leading up to the first rate hike but then outperformed U.S. stocks and the dollar six months and one year following liftoff, according to the World Gold Council (WGC),” says Mr. Holmes.

"What’s more, with January’s inflation at 7.5% YOY, rates would need to rise to over 8% to generate a positive yield; however, this could ignite a global economic meltdown,” Mr. Holmes continues. “Therefore, we believe negative rates could be with us for longer, and this has historically been constructive for gold.

“On a related note, the average gold price was almost $30-an-ounce higher in 2021 compared to 2020, even though it ended lower from the start of the year. This was positive for gold producers, which have seen the average price of the metal rise 86% on an annual basis since 2000.”

Mr. Holmes notes that now may be a good time to consider an investment in gold producers. “We’re very happy with how GOAU performed in the final quarter of 2021 and in the full year, especially given how challenging the metals and mining industry has been,” he says.

GOAU, which took the Company thousands of hours of research and backtesting to develop, uses a quantitative model to screen for only the strongest precious metal mining companies. The smart-beta 2.0 ETF generally follows a dynamic rules-based index that selects gold mining companies based on fundamental factors such as momentum in revenue, free cash flow and high-gross margins on a per-share basis. Whenever a company dilutes these value factors, it is kicked out of the index. The index and GOAU rebalance and reconstitute each quarter.

U.S. Global Investors Welcomes the Smart-Beta 2.0 SEA ETF on the New York Stock Exchange

The Company is thrilled to have launched its third ETF, the U.S. Global Sea to Sky Cargo ETF (SEA), which became available on the New York Stock Exchange (NYSE) on January 20, 2022.

SEA seeks to provide diversified access to the global sea shipping and air freight industries. Consisting of common stocks listed on developed and emerging market exchanges across the globe, the ETF uses a smart-beta 2.0 strategy to determine the most efficient sea shipping and air freight companies in the world. Cargo ships represent approximately 70% of the ETF, while air freight companies represent roughly 30%.

“After years of boom-and-bust cycles, container shipping companies today appear to have benefited greatly from favorable pricing power,” Mr. Holmes says. “At the same time that global demand has rocketed back to pre-pandemic levels much sooner than anticipated, shipping companies have exercised capacity growth discipline, as too many vessels and routes could oversaturate the market. Consequently, shipping rates remained highly elevated through the end of 2021.”

Adequate Liquidity and Capital Resources

At December 31, 2021, the Company had net working capital of approximately $29.9 million, an increase of $8.2 million, or 38.0% since June 30, 2021. With approximately $23.2 million in cash and cash equivalents, an increase of $8.7 million, or 60.6%, since June 30, 2021, and $8.2 million in securities recorded at fair value on a recurring basis, excluding convertible securities and warrants, the Company has adequate liquidity to meet its current obligations.

Share Repurchase Program

The Company has a share repurchase program, approved by the Board of Directors, authorizing it to annually purchase up to $2.75 million of its outstanding common shares on the open market through December 31, 2022. The repurchase program has been in place since December 2012. For the three and six months ended December 31, 2021, the Company repurchased 10,457 and 24,104 class A shares using cash of $54,000 and $136,000, respectively.

GROW Dividends

The Board has authorized a monthly dividend of $0.0075 per share through March 2022, at which time it will be considered for continuation by the Board. The total amount of cash dividends expected to be paid to class A and class C shareholders from January to March 2022 is approximately $338,000. Payment of cash dividends is within the discretion of the Board and is dependent on earnings, operations, capital requirements, the Company’s general financial condition of the Company and general business conditions.

Earnings Webcast Information

The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, February 18, 2022, to discuss the Company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	12/31/2021	12/31/2020
Operating revenues	$6,574	$4,721
Operating expenses	3,635	4,646
Operating income	2,939	75

Total other income	1,590	21,650
Income before income taxes	4,529	21,725

Income tax expense	939	5,064
Net income	$3,590	$16,661

Net income per share (basic and diluted)	$0.24	$1.10

Avg. common shares outstanding (basic)	15,021,792	15,082,539
Avg. common shares outstanding (diluted)	15,022,814	15,082,943

Avg. assets under management from continuing operations (billions)	$4.1	$2.9

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Performance data quoted above is historical. Past performance is no guarantee of future results. Results reflect the reinvestment of dividends and other earnings. For a portion of periods, the fund had expense limitations, without which returns would have been lower. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any direct fees described in the fund’s prospectus which, if applicable, would lower your total returns. Performance quoted for periods of one year or less is cumulative and not annualized. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS.

Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser. JETS and GOAU are distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS and GOAU. Foreside Fund Services, LLC and Quasar Distributors, LLC are affiliated.

Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the funds. Brokerage commissions will reduce returns. Stock markets can be volatile and share prices can fluctuate in response to sector-related and other risks as described in the fund prospectus. Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. Companies in the consumer discretionary sector are subject to risks associated with fluctuations in the performance of domestic and international economies, interest rate changes, increased competition and consumer confidence. Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors. The outbreak of the COVID-19 pandemic and the resulting actions to control or slow the spread has had a significant detrimental effect on the global and domestic economies, financial markets and industries, including airlines. U.S. Global Investors continues to monitor the impact of COVID-19, but it is too early to determine the full impact this virus may have on commercial aviation. Should this emerging macro-economic risk continue for an extended period, there could be an adverse material financial impact to the U.S. Global Jets ETF.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.

A smart-beta ETF is a type of exchange-traded fund that uses a rules-based system for selecting investments to be included in the fund.